Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Broadmark Realty Capital Inc. (“Company,” “we,” “us” and “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.001 per share (“Common Stock”), and (2) warrants scheduled to expire on November 14, 2024 (“Warrants”).

Common Stock

The following description of the material terms of our Common Stock is qualified by reference to the provisions of our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

General

We have authorized for issuance a total of 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, par value $0.001 per share. Our Charter authorizes our Board of Directors (the “Board”), with the approval of a majority of the entire Board and without any action by our stockholders, to amend our Charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock (including preferred stock) and to the provisions of our Charter regarding restrictions on ownership and transfer of our stock, holders of our Common Stock have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board and declared by us, and are entitled to share ratably in our assets legally available for distribution to the holders of Common Stock in the event of our liquidation, dissolution or winding up of affairs.

There generally are no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to the Common Stock.

Subject to the provisions of our Charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

Power to Reclassify and Issue Stock

Our Board may classify any unissued shares of preferred stock, and reclassify any unissued shares of Common Stock or any previously classified but unissued shares of any preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over Common Stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board is required by the Maryland General Corporation Law (the “MGCL”) and our Charter to set, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock, or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock

The power of our Board to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of Common Stock or our preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our Board could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for shares of Common Stock owned by our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Our Charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our Charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our capital stock, excluding any shares of stock that are not treated as outstanding for federal income tax purposes. This restriction is referred to herein as the “ownership limit.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limit or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of any class or series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, any class or series of our capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of such class or series of our capital stock and thereby violate the ownership limit.

Our Charter provides that our Board, subject to certain limits, upon receipt of a request that complies with the requirements of our Charter and any policy adopted by our Board, may retroactively or prospectively exempt a person from the ownership limit and establish a different limit on ownership for such person.

As a condition of the exception, our Board may require (i) such representations and/or undertakings as it may deem necessary or prudent; and (ii) an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to it, in order to protect, determine or ensure our status as a REIT. Notwithstanding the receipt of any ruling or opinion, our Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our Board may increase or decrease the ownership limit of any class or series of our capital stock for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of the applicable class or series of our capital stock equals or falls below the decreased ownership limit, although any further acquisition of such class or series of our capital stock (other than by a previously exempted person) will violate the decreased ownership limit. Our Board may not increase or decrease the ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own in the aggregate more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

The Charter further prohibits any person from:

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beneficially or constructively owning shares of our capital stock to the extent that such beneficial or constructive ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

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transferring shares of our capital stock to the extent that such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); or

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beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Any attempted transfer of shares of our capital stock or other event which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the prohibited owner will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date the shares are transferred to the trust, the trustee will have the authority (at the trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in the Charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trustee, the shares are sold by the prohibited owner, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount he, she or it was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accepts the offer, which we may reduce by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us or our designee, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the ownership and transfer restrictions, the transfer that would have resulted in a violation will be void ab initio, and the prohibited owner shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will (i) bear a legend referring to the restrictions described above or (ii) state that we will furnish a full statement about the above restrictions on ownership and transfer to a stockholder on request and without charge.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Every beneficial owner of 5% or more (or any lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice stating his, her or its name and address, the number of shares of each class and series of shares of our capital stock that he, she or it beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder (including the stockholder of record) will, upon demand, be required to provide us with information we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for shares of Common Stock owned by our stockholders or otherwise be in the best interests of our stockholders.

Transfer Agent

The transfer agent for the Common Stock is American Stock Transfer & Trust Company, LLC.

Warrants

The Warrants registered under Section 12 are each exercisable for one fourth (1/4th) share of the Company’s common stock at an exercise price of $2.875 per one fourth (1/4th) share, with the exercise of a Warrant for less than a full share not permissible, subject to adjustment as discussed below.

The Warrants will expire November 14, 2024, which is the date five years after the completion of our initial business combination (the “Business Combination”), at 5:00 pm., New York City time, or earlier upon redemption or liquidation.

We may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

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if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date.

If we call the Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” If we take advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. If we require cashless exercise in this manner, we will not receive cash proceeds in connection with the Warrant exercises; however, the number of shares to be issued upon exercise of the Warrants would be reduced and thereby lessen the dilutive effect of a Warrant redemption.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described in the preceding paragraph, (b) regular monthly, quarterly or other periodic cash dividends or cash distributions, or (c) any other cash dividend or distribution required to be paid in order for us to qualify or maintain our status as a REIT within the meaning of the Code, or otherwise avoid the imposition of U.S. federal and state income and excise taxes, so long as we qualify or are seeking to maintain our status as a REIT at the time of such cash dividend or distribution, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company and us, which was amended in connection with the completion of the Business Combination by the First Amendment and the Second Amendment to the warrant agreement among Continental Stock Transfer & Trust Company, American Stock Transfer & Trust Company, LLC, as successor Warrant agent, and us. You should review a copy of the warrant agreement, the First Amendment and the Second Amendment, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, for a complete description of the terms and conditions applicable to the Warrants.

Except as the context may otherwise require, references to the warrant agreement herein refer to the warrant agreement, as amended. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

Although the following summary describes certain provisions of Maryland law and the material provisions of our Charter and our Bylaws, it is not a complete description of our Charter and Bylaws. You should review copies of these documents, which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Our Board of Directors

Our Charter and Bylaws provide that our number of directors may be established, increased or decreased only by our Board, but may not be less than the minimum number required under the MGCL, which is one, or, unless the bylaws are amended, more than fifteen. We have elected by a provision in our Charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of our Board is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors, and directors will be elected by a majority of the votes cast for each nominee for director (except in contested elections, in which case a plurality of the votes cast will be required for election). Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the directors.

Removal of Directors

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause (as defined in the Charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our Board to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by such removal with their own nominees.

Resignation Policy for Directors

Each nominee for director shall be elected by a majority of the votes cast. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Notwithstanding the foregoing, a nominee for director shall be elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected. Our Board has adopted a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes against his or her election than votes for his or her election will, within two weeks following certification of the stockholder vote by us, submit a written resignation offer to our Board. Our Board will consider the resignation offer and, within 60 days following certification by us of the stockholder vote with respect to such election, will make a recommendation to our Board concerning the acceptance or rejection of the resignation offer. Our Board will take formal action on the recommendation no later than 90 days following certification of the stockholder vote by us. We will publicly disclose, in a Current Report on Form 8-K to be filed with the SEC, the decision of our Board. Our Board will also provide an explanation of the process by which its decision has been made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions it determines.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, our Board has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by a majority of our directors (including a majority of directors who are not affiliates or associates of such persons). However, our Board may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares is considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or the bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our capital stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our Board.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in such corporation’s charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in such corporation’s charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

●	the corporation’s board of directors will be divided into three classes;

●	the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors generally is required to remove a director;

●	the number of directors may be fixed only by vote of the directors;

●

a vacancy on the board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

We have elected in our Charter to be subject to the provision of Subtitle 8 providing that vacancies on our Board may be filled only by the remaining directors, even if such remaining directors do not constitute a quorum. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our Board without stockholder approval. Moreover, our Charter provides that we may not elect to classify our Board through the provisions of Subtitle 8 without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In addition, without having elected to be subject to Subtitle 8, our Charter and Bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our Board, (2) vest in our Board the exclusive power to fix the number of directors and (3) require, unless called by the Chairman of our Board, the President, the Chief Executive Officer or our Board, the request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. Our Board is not currently classified.

Meetings of Stockholders

Pursuant to our Bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business as may properly be brought before the meeting will be held on a date and at the time and place set by our Board. Each of the directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, the Chairman of our Board, the President, the Chief Executive Officer or our Board may call a special meeting of our stockholders. Subject to the provisions of the Bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by them will also be called by our Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our Bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including any proxy materials), and the requesting stockholder(s) must pay such estimated cost before our Secretary may prepare and mail the notice of the special meeting.

Amendments to the Charter and the Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain provisions related to the removal of directors and the vote required to amend those provisions (which must be declared advisable by our Board and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter), our Charter generally may be amended only if the amendment is declared advisable by our Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our Board, with the approval of a majority of our entire Board, and without any action by the stockholders, may also amend our Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Our Board may also amend the Charter to change our name or make certain other ministerial changes without stockholder approval.

Our Board has the power to adopt, amend or repeal any provision of our Bylaws and to make new bylaws. Our stockholders may also adopt, amend or repeal any provision of our Bylaws and to make new bylaws by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that any provision of the Bylaws requiring a vote of greater than a majority may be amended, repealed or modified only by a vote satisfying such higher voting requirements.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our Charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

No Appraisal Rights

Our Charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to a notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable. To be timely, such notice shall be delivered to our Secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board or (2) provided that the special meeting has been properly called by our Board or a duly authorized officer in accordance with the Bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our Charter and Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control of us or other transaction that might involve a premium price for holders of shares of Common Stock owned by our stockholders or otherwise be in the best interests of our stockholders, including:

●	supermajority vote and cause requirements for removal of directors;

●

the requirement that stockholders holding at least a majority of the outstanding shares of Common Stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

●	provisions that vacancies on our Board may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

●	the power of our Board, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

●	the exclusive power of our Board to amend our Bylaws;

●	the power of our Board to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

●	the restrictions on ownership and transfer of our capital stock; and

●	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL is repealed, or the business combination is not approved by our Board, or the provision in our Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or our Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States, or any rules or regulations promulgated thereunder.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification in either case if it determines that the director or officer is fairly and reasonably entitled to indemnification, but only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

●

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our Charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

●	any of our present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

●

any individual who, while our director or officer and at our request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our Charter also permits us, with the approval of our Board, to indemnify and advance expenses to any individual who served as our predecessor in any of the capacities described above and to any employee or agent of ours or any of our predecessors.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our Charter provides that our Board may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.